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PROSPECTUS SUPPLEMENT

(To Prospectus dated January 8, 2003)

KfW, Frankfurt/Main, Federal Republic of Germany

€5,000,000,000

3.00% Global Bonds due 2007

        The bonds will mature on November 15, 2007. Kreditanstalt für Wiederaufbau, also known as KfW, will pay interest on the bonds annually in arrears on November 15, commencing on November 15, 2004. The first interest payment will be for interest accrued from and including September 16, 2004 to, but excluding, November 15, 2004. The bonds are not redeemable at any time prior to maturity.

        KfW will make payments with respect to the bonds without deduction of withholding taxes, unless otherwise required by law. There will be no "gross-up" provision requiring additional payments to be made in respect of the bonds in the event of the imposition of a tax deduction or withholding.

        Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the bonds will benefit from a statutory guarantee of the Federal Republic of Germany.

        Purchasers of the bonds must make payment in euro. The managers may arrange for U.S. purchasers to pay for the bonds in U.S. dollars. KfW will pay the principal of and interest on the bonds in euro. However, if you elect to hold bonds through DTC, you will receive payments on the bonds in U.S. dollars unless you elect to receive such payments in euro.

        For information on exchange risks, see "Information on currency conversion and foreign exchange exposure" and "Description of the bonds" herein.

        Application has been made to list the bonds on the official market of the Frankfurt Stock Exchange.

	Per Bond	Total
Price to public(1)	99.819%	€4,990,950,000
Underwriting commissions	0.075%	€3,750,000
Proceeds to KfW(1)(2)	99.744%	€4,987,200,000

(1) Plus accrued interest, if any, from September 16, 2004 if settlement occurs after that date.
(2) Before deduction of expenses payable by KfW.

        The managers (as defined in "Subscription and sale") are offering the bonds subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the bonds will be made through the facilities of Clearstream Banking AG, Frankfurt am Main, also known as CBF, The Depository Trust Company, also known as DTC, Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear on or about September 16, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

BNP PARIBAS	Goldman Sachs International	Nomura Securities

The date of this prospectus supplement is September 13, 2004.

        This prospectus supplement should be read together with the accompanying prospectus, dated January 8, 2003 and the documents incorporated therein by reference, which contain information regarding KfW, the Federal Republic of Germany and other matters, including a description of certain terms of the bonds offered hereby. Further information concerning KfW and the bonds offered hereby may be found in the registration statement (Registration Statement No. 333-102076/102076-01) filed with the Securities and Exchange Commission under the Securities Act of 1933 and relating to our debt securities described in the prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of such documents or, with respect to information incorporated by reference, as of the date of such information.

        In this prospectus supplement, references to "euro" or "€" are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to "U.S. dollars" or "$" are to United States dollars. See "Exchange Rate Information" for information regarding the rates of conversion of euro into U.S. dollars.

        In this prospectus supplement, references to "we" or "us" are to KfW. References to "KfW Group" are to KfW and its consolidated subsidiaries. The term "DtA" refers to the Deutsche Ausgleichsbank.

        In connection with this offering of bonds, Nomura International plc or its affiliates may over-allot or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Nomura International plc or its affiliates to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the bonds will be approximately €4,987,200,000 (after deducting underwriting discounts and expenses). The net proceeds from the sale of the bonds will be used by us in our general business.

RECENT DEVELOPMENTS

KfW's results for the six months ended June 30, 2004

        The following information is based on preliminary unaudited figures that are subject to adjustment. This information is not necessarily indicative of KfW Group's results for the full year.

        In the six months ended June 30, 2004, KfW Group's total assets increased by 7%, or €21 billion, to €335 billion, compared with December 31, 2003. KfW Group's income from current operations before risk provisions and valuations amounted to €671 million for the six months ended June 30, 2004. The comparable figure for the first half year of 2003 is not available on a consolidated basis. KfW Group's full year 2003 income from current operations before risk provisions and valuations amounted to €1.3 billion.

        The following table sets forth an approximate breakdown by category of KfW's commitments for loans, grants and guarantees during the first six months of 2004 as compared with the first six months of 2003.

	Six months ended June 30,
	2003(1)	2004(1)
	(billions of €)
Commitments
Investment finance in the Federal Republic and elsewhere in Europe	18.2	20.7
of which KfW Mittelstandsbank	4.8	4.8
of which loans	4.6	4.6
of which guarantees and securitizations (PROMISE)	0.2	0.2
of which KfW Förderbank	13.4	15.9
of which loans	10.1	11.7
of which securitizations commitments (PROVIDE)	3.3	4.2
IPEX Bank	6.3	4.9
Financial cooperation	0.6	0.5

Total	25.1	26.1

(1)
Unaudited.

        The increase in overall commitments for investment finance was largely due to an increase in the demand for loans under KfW Förderbank's housing and infrastructure programs and higher commitments.

        The level of KfW Mittelstandsbank's commitments matched the previous year's level. Demand was strong for its programs for SMEs, start-ups and self-employed professionals and individual commitments under these programs increased, totaling €4.0 billion in the first half year of 2004 compared with €3.6 billion in the first half year of 2003. However, banks made less use of global loans, which by their nature involve small numbers of large transactions. The volume declined from €1.1 billion in the first half year of 2003 to €0.6 billion in the first half year of 2004. With respect to synthetic securitizations, the commitments under KfW's PROMISE program for the six months ended June 30, 2004 of €0.2 billion matched the level of commitments for the same period of 2003.

        The increase in loan commitments of KfW Förderbank in the first six months of 2004 compared to the first six months of 2003 is largely due to strong demand for loans offered under two programs for housing rehabilitation and infrastructure that were started in the second quarter of 2003. With respect to synthetic securitizations, there was a slight increase of commitments under KfW's PROVIDE program amounting to €0.9 billion.

        KfW anticipates that the volume of synthetic securitization transactions under its PROMISE and PROVIDE programs will be lower in 2004 than in 2003 mainly due to lower demand by the banks.

        While the level of commitments of corporate, project and export finance during the first half year of 2004 (€4.9 billion) decreased compared to the first half year of 2003 (€6.3 billion), the level of total commitments is in line with KfW's projections for 2004. Business outside Germany has been affected by various external factors such as the conflict in Iraq, a significant increase in the oil price and the relative increase in value of the Euro. Taking these factors into account, the level of commitments outside Germany was fairly stable and overall the numbers are in line with KfW's projections. As in previous years, financing outside Germany concentrated heavily on Europe (63% of new commitments). The level of new commitments was higher in Asia than in North America. New commitments were particularly strong in the sectors raw materials and ship financing.

Sources of funds

        The volume of funding raised in the capital markets for the first half year of 2004 was €28.8 billion (excluding credit-linked certificates of indebtedness in the amount of €0.6 billion), of which 45% was raised in euro and the remainder in 13 other currencies.

Capitalization and indebtedness of KfW Group as of June 30, 2004

As of June 30, 2004
(millions of €)
Short-term indebtedness(1)	54,028

Long-term borrowings(2) from Federal Government	13,107
ERP Special Fund	18,881
Banks	18,476
Other lenders	14,646

Total long-term borrowings	65,110
Bonds(2)	174,623

Total long-term debt	239,733
Equity
Paid-in capital(3)	3,300
Reserves(4)	4,844
Fund for general bank risks	2,000

Total equity	10,144
Total capitalization	249,877

(1)
With a remaining term of one year or less.

(2)
With remaining terms of more than one year.

(3)
KfW's equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounts to €3,750 million. €3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)
Consists of capital reserves of €1,604 million, retained earnings of €2,610 million and reserves from the ERP Special Fund of €630 million.

        The short-term indebtedness and capitalization of KfW Group as of June 30, 2004 is not necessarily indicative of KfW Group's audited short-term indebtedness and capitalization as of December 31, 2004.

Federal Republic of Germany

Key Economic Figures

        Germany's gross domestic product (GDP) increased in real terms by 0.5% in the second quarter of 2004, compared with the first quarter of 2004, mainly as a result of higher levels of net exports. The inflation rate (defined as year-to-year change in the consumer price index) was 1.8% in July 2004. The seasonally adjusted unemployment rate according to the national definition used by the Federal Employment Agency was 10.5% in the second quarter of 2004, compared with 10.3% in the first quarter of 2004, and 10.6% in July 2004. In May 2004, the Federal Republic had a current account surplus of €8.2 billion (preliminary figures), compared with a surplus of €2.2 billion in June 2003. In the first half year of 2004, the accumulated current account surplus therefore amounted to €47.9 billion compared with €17.8 billion in the first half year of 2003.

        (Source: Deutsche Bundesbank, Monthly Report July 2004, p. 6, and Monthly Report August 2004, pp. 6, 42, 46 and statistical supplement page 68*)

Germany's Budget Deficit and the Excessive Deficit Procedure

        On July 13, 2004, the European Court of Justice annulled a resolution taken by the Ecofin Council in November 2003, in which the Council did not follow the European Commission's recommendation to proceed with the excessive deficit procedure under the Stability and Growth Pact (the "Pact") against Germany. The Commission had challenged this resolution in January 2004 on the grounds that it allegedly violated the Pact. The Court stated in its decision that the Council's resolution violated the Commission's right to make recommendations relating to the excessive deficit procedure and clarified that the Council and the Commission were required to cooperate with respect to decisions regarding the excessive deficit procedure. However, the Court also noted that the Council enjoyed a certain amount of discretion in applying the rules of the Pact.

        (Source:  http://www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.25502/Pressemitteilung/ Nr.-91/2004-Salomonische-Entsc...htm;  http://www.bundesregierung.de/Nachrichten,417.684049/artikel/European-Court-ruling-strength.htm)

        On August 31, 2004, the Federal Ministry of Finance reported to the European Commission that it expects a general government deficit of around 3.7% of GDP and a level of debt of 66% of GDP for 2004. This will be Germany's third consecutive violation of the thresholds set by the Maastricht Treaty. However, the Federal Ministry of Finance stated that it is confident that the general government deficit will be reduced below the 3% threshold in 2005.

        (Source: http://www.bundesregierung.de/en/-,10001.707952/artikel/Budget- deficit-to-be-reduced-i.htm)

Other Recent Developments

        In July of 2004, the Federal Ministry of Finance conducted certain transactions related to debt owed by the Russian Federation to the Federal Republic. The purpose of the transactions was to generate immediate proceeds for the Federal Republic as well as to transfer part of its credit risk vis-à-vis the Russian Federation to the capital markets, instead of receiving semi-annual payments of interest and repayment of the principal over a longer period of time from the Russian Federation. For this purpose, high denomination listed notes with bullet principal repayments on their respective maturity date were issued to institutional investors by a special purpose vehicle (SPV) established for such purposes in Germany. The notes are linked to the performance of the Russian Federation under certain existing Paris Club debt agreements between the Federal Republic and the Russian Federation. Pending payments on the notes by the SPV, KfW acts as reinvestment counterparty for the payments made to the SPV by the Federal Republic corresponding to the amounts the Russian Federation owes to the Federal Republic under the Paris Club debt agreements. KfW hedges its exposure through hedging agreements with the lead banks of this transaction. The notes were issued in three tranches, €2 billion floating rate credit-linked notes due 2007, €1 billion fixed rate credit-linked notes due 2009 and $2.4 billion fixed rate credit-linked notes due 2014.

EU Savings Tax Directive

        On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of interest income. Accordingly, each EU Member State must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

        For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years from application of the provisions of the directive, of 20% for the subsequent three years, and of 35% from the seventh year after application of the provisions of the directive.

        The Council of the European Union agreed that the provisions to be enacted for implementation of the directive shall be applied by the EU Member States as from July 1, 2005 provided that (i) Switzerland, Liechtenstein, San Marino, Monaco and Andorra apply from that same date measures equivalent to those contained in the directive, in accordance with agreements entered into by them with the European Community and (ii) also all the relevant dependent or associated territories (the Channel Islands, the Isle of Man and the dependent or associated territories in the Caribbean) apply from that same date an automatic exchange of information or, during the transitional period described above, apply a withholding tax in the described manner.

        By legislative regulations dated January 26, 2004 the Federal Government enacted the provisions for implementing the directive into German law. The entry into force of the legislative regulations depends, however, on a determination by the Council of the European Union to the effect that the conditions for the application of the directive have been fulfilled. In view of the conditions mentioned before, it is presently not yet possible to predict when the directive will ultimately be applicable.

United States taxation

        Under the United States federal income tax laws, capital gains of a noncorporate United States holder that are recognized before January 1, 2009 are generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The United States federal income tax treatment of gains and losses from a sale or retirement of the bonds is described more fully under the caption "United States Taxation—United States Holders—Purchase, Sale and Retirement of the Notes" in the accompanying prospectus.

        Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, because the bonds are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed in "United States Taxation—United States Holders" in the accompanying prospectus) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher.

EXCHANGE RATE INFORMATION

        Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro principal of and interest on the bonds and of the price of the bonds on the Frankfurt Stock Exchange. Fluctuations in exchange rates that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds.

        We file reports with the Securities and Exchange Commission giving economic data expressed in euro.

        The following table shows the average noon buying rates for euro, expressed as U.S. dollars per €1.00, for the periods indicated.

Year ended December 31,	Average(1)
1999	1.0588
2000	0.9207
2001	0.8909
2002	0.9495
2003	1.1411

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

        The following table shows the high and low noon buying rates for euro, expressed as U.S. dollars per €1.00, for each month from March 2004 through August 2004 (and September 2004 through September 10).

	High	Low
March 2004	1.2431	1.2088
April 2004	1.2358	1.1802
May 2004	1.2274	1.1801
June 2004	1.2320	1.2006
July 2004	1.2437	1.2032
August 2004	1.2368	1.2025
September 2004 (through September 10)	1.2282	1.2052

        The noon buying rate for euro on September 10, 2004 was €1.00 = $1.2282.

        No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into euro or U.S. dollars, as the case may be, at any particular rate.

        There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds €12,500 (or the equivalent in a foreign currency).

MARKET INFORMATION

        Application has been made to list the bonds on the official market of the Frankfurt Stock Exchange.

        According to the Frankfurt Stock Exchange, the Frankfurt Stock Exchange is the most significant of the eight German stock exchanges and accounted for approximately 90% of the turnover in traded securities in the Federal Republic of Germany in 2003. The aggregate annual turnover of the Frankfurt Stock Exchange in 2003 was approximately €2.78 trillion for both equity and debt instruments, based on the Frankfurt Stock Exchange's practice of double-counting, i.e. recording separately the sale and purchase component involved in any trade. On December 31, 2003, the shares of 5,730 companies were traded on the Frankfurt Stock Exchange. On December 31, 2003, 7,264 fixed-interest debt securities were traded on the Frankfurt Stock Exchange. Of these, 5,972 were attributable to domestic issuers and 1,292 to foreign issuers.

        Prices are continuously quoted on the Frankfurt Stock Exchange floor each business day between 9:00 and 20:00 Central European Time ("CET"), in the case of equity securities, and between 10:30 and 13:30 CET in the case of debt securities. For all securities, official prices are determined three times each day by auction at the opening, mid-day and end of the trading session by state-appointed specialists (amtliche Makler) who are themselves exchange members, but who do not, as a rule, deal with the public. In addition, equity and debt securities can be traded in Xetra, an electronic trading system of the Frankfurt Stock Exchange, which operates generally between the hours of 9:00 and 17:30, with certain modifications depending upon the type of security. Prices are generated by the Xetra system itself. As in the case of floor trading, three electronic auctions are held in the course of each business day (opening auction, midday auction and closing auction), but not by state-appointed specialists. In addition to the auction market, listed securities also change hands in the inter-bank dealer markets both on and off the Frankfurt Stock Exchange.

        Transactions on the Frankfurt Stock Exchange are settled on the second business day following a transaction.

        Customers' orders for the buying and selling of listed securities must be executed on a stock exchange unless the customer gives other specific instructions for an individual or an indeterminate number of transactions.

        A quotation can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is necessary in order to protect the public interest.

        An issuer of debt securities that are admitted to trading on a domestic exchange in the Federal Republic of Germany must promptly publish any new non-public factual information that could have an adverse effect on its ability to perform its obligations under such debt securities.

DESCRIPTION OF THE BONDS

        The following description of the particular terms and conditions of the bonds (the "conditions") offered hereby (referred to herein as the "bonds" and in the prospectus as the "securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the securities set forth in the prospectus, to which description reference is hereby made. The description of the bonds below (with the exception of certain explanatory text designated by italics) is substantially the same as the non-binding English translation of the legally binding German text thereof and is qualified in its entirety by reference thereto. A copy of the form of conditions has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus supplement and the prospectus are a part.

General provisions

        Principal amount and denomination.    The bonds will be issued in an aggregate principal amount of five billion euro (€5,000,000,000), divided into five million bonds in the principal amount of €1,000 each which will rank equally among themselves.

        Certification and custody.    The bonds will be represented by two or more permanent global certificates without interest coupons. One of the permanent global certificates, the CBF global certificate (as defined under "Clearing and settlement—Certification and custody"), will be kept in custody by CBF until all of our obligations under the bonds have been satisfied. The CBF global certificate will be issued in bearer form and will represent the bonds kept in custody for financial institutions that are accountholders in CBF, including those bonds which are held through Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and CBL, each of which has an account with CBF, and any other clearing system which maintains an account with CBF. The other permanent global certificate or certificates, the DTC global certificate (as defined under "Clearing and settlement—Certification and custody"), will be kept in custody by Deutsche Bank Trust Company Americas ("DBTCA"), or any successor, as custodian for DTC until all of our obligations under the bonds have been satisfied. The DTC global certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the bonds kept in custody for financial institutions that are participants in DTC. The CBF global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar (as defined under "—Registrar and paying agent"). Together, the bonds represented by the CBF global certificate and the DTC global certificate, respectively, will equal the aggregate principal amount of the bonds outstanding at any time. The amount of bonds represented by each of the CBF global certificate and the DTC global certificate will be evidenced by the register (the "register") maintained for that purpose by the registrar. Definitive certificates representing individual bonds and interest coupons will not be issued. Copies of the CBF global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under "—Registrar and paying agent").

        Transfers.    Transfers of bonds shall require appropriate entries in securities accounts. Transfers of bonds between CBF accountholders on the one hand and DTC participants on the other hand and exchanges of bonds in the manner set forth under "—Exchanges" may not be effected during the period commencing on the record date as defined under "—Payments—Record date" and ending on the related payment date (both dates inclusive).

        Exchanges.    The bonds represented by the DTC global certificate may be exchanged for bonds represented by the CBF global certificate and vice versa. Such exchanges shall be recorded in the register and shall be effected by an increase or a reduction in the aggregate amount of bonds represented by the DTC global certificate by the aggregate principal amount of bonds so exchanged and a corresponding reduction or increase in the aggregate amount of bonds represented by the CBF global certificate.

Status

        The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest rate and due dates.    The bonds will bear interest at the rate of 3.00% per year as from September 16, 2004. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest is payable annually in arrears on November 15. The first interest payment will be made on November 15, 2004 for the period commencing on September 16, 2004 (inclusive) and ending on November 15, 2004 (exclusive). The interest amount for this period will total €24,590,163.93 for the aggregate principal amount of €5,000,000,000.

        Late payment.    Should we fail to repay the bonds on the due date therefor, interest on the bonds shall, subject to the provisions with respect to business days (as defined under "—Payments—Business days"), continue to accrue beyond the due date until actual repayment of the bonds at the default rate of interest established by law. According to relevant law, the default rate shall be five percentage points above the basic rate of interest set by the European Central Bank from time to time. If such default rate were required to be paid now, it would be 6.13%.

        Accrued interest.    If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of the actual number of days in the relevant period (known as "actual/actual (ISMA)").

Maturity; repurchase

        Maturity.    The bonds shall be redeemed at par on November 15, 2007. Subject to the provisions with respect to termination for default set forth under "—Termination for default", neither KfW nor any bondholder shall be entitled to redeem the bonds before their stated maturity.

        Repurchase.    We may at any time purchase and resell bonds in the open market or otherwise.

Payments

        Payments.    Payments of principal of, and interest on, the bonds shall be made on the relevant payment date (see "—Payment date and due date") to CBF in euro and to the registered holder of the DTC global certificate in U.S. dollars or euro as set forth below. The amount of payments to CBF and to the registered holder of the DTC global certificate, respectively, shall correspond to the aggregate principal amount of bonds represented by the CBF global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date (see "—Record date"). Payments of principal shall be made upon surrender of the CBF global certificate and the DTC global certificate, as the case may be, to the paying agent.

        Any bondholder holding bonds through DTC (a "DTC bondholder") shall receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro in accordance with the procedures set out below. To the extent that DTC bondholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC bondholders in respect of any such payment (the "euro conversion amount") shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the DTC global certificate for payment through DTC's settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the paying agent's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York business day (as defined under "—Business days") preceding the relevant payment date, for the purchase by the paying agent of the euro conversion amount with U.S. dollars for settlement on such payment date. If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be in euro to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

        Any DTC bondholder may elect to receive payment of principal and interest with respect to the bonds in euro by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC bondholder's election to receive all or a portion of such payment in euro and (ii) wire transfer instructions to a euro account. Such election in respect of any payment shall be made by the DTC bondholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election and wire transfer instructions and of the amount payable in euro pursuant to this paragraph must be received by the paying agent prior to 5:00 p.m. New York time on the fifth New York business day (as defined under "—Business days") following the relevant record date (as defined under "—Record date") in the case of interest and prior to 5:00 p.m. New York time on the eighth New York business day prior to the payment date (see "—Payment date and due date") for the payment of principal. Any payments under this paragraph in euro shall be made by wire transfer of same day funds to euro accounts designated by DTC.

        All payments made by us to CBF and to, or to the order of, the registered holder of the DTC global certificate, respectively, shall discharge our liability under the bonds to the extent of the sums so paid.

        Record date.    The record date (the "record date") for purposes of transfer restrictions (see "General provisions—Transfers") and payments of principal and interest (see "—Payments") shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in euro and represented by permanent global certificates (currently one Frankfurt business day), and (b) the tenth New York business day (as defined under "—Business days") preceding the relevant due date.

        Business days.    If any due date for payment of principal or interest in euro in respect of any bonds is not a Frankfurt business day, such payment will not be made until the next following Frankfurt business day, and no further interest shall be paid in respect of the delay in such payment. If any date for payment of principal or interest in U.S. dollars to the registered holder of the DTC global certificate is not a Frankfurt business day or not a New York business day, such payment shall not be made until the next day which is both a Frankfurt business day and a New York business day and no further interest shall be paid in respect of the delay in such payment. A "Frankfurt business day" shall be any day (other than Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main, and a "New York business day" shall be any day on which banking institutions in New York City are not obligated and not authorized to close.

        Payment date and due date.    For the purposes of the terms and conditions of the bonds, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the payment date provided for herein, without taking account of any such adjustment.

        Substitution of paying agent.    The paying agent may, in respect of its functions and duties under this heading "—Payments", substitute for itself its affiliate DBTCA.

Taxes

        All payments by us in respect of the bonds shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, KfW shall not be required to pay any additional amounts in respect of the bonds.

Termination for default

        Any bondholder may, at his option, declare his bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due shall cease if the bondholder has received the relevant payment before he has exercised such right. Any notice declaring bonds due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder's custodian as set forth under "—Governing law, jurisdiction, enforcement and language—Enforcement".

Registrar and paying agent

        We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main ("Deutsche Bank Frankfurt"), as initial registrar (the "registrar") and paying agent (the "paying agent"). We may at any time vary or terminate the appointment of the registrar or the paying agent or approve any change in the office through which they act (the "specified office") provided that there shall at all times be a registrar and paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agent or in their specified offices by publication in the manner set forth under "—Notices".

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to any bondholder.

Further issues

        We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except as to the date from which interest shall accrue), so that such additional bonds shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term "bonds" shall, in the event of such increase, also include such additional issued bonds.

Notices

        All notices regarding the bonds shall be published in the following journals: (a) at least one leading daily newspaper of general circulation in the Federal Republic of Germany admitted by the Frankfurt Stock Exchange to carry stock exchange announcements; and (b) a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be the Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the first day of any such publication.

Governing law, jurisdiction, enforcement and language

        Governing law.    The bonds, both as to form and content, as well as our rights and duties and those of the bondholders shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Transfers and pledges of bonds held through DTC and executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying an aggregate principal amount of bonds credited on the date of such statement to such bondholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, DTC and any other clearing system which maintains an account with CBF.

        Language.    The conditions are written in the English and German languages with the German version controlling and binding.

CLEARING AND SETTLEMENT

        The information set out below in connection with DTC, CBF, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the bonds held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Certification and custody

        Clearing and settlement arrangements, including the existing links between CBF, Euroclear and CBL and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. At initial settlement, the bonds will be represented by two or more permanent global certificates which will not be exchangeable for definitive certificates representing individual bonds. One permanent global certificate, to be held in CBF, will be issued in bearer form (the "CBF global certificate") and will represent the bonds held by investors electing to hold bonds through financial institutions that are accountholders in CBF ("CBF accountholders"). Euroclear and CBL participate in CBF, and, accordingly, bonds held by investors electing to hold bonds through financial institutions that are participants in Euroclear and CBL ("Euroclear and CBL participants") are thus included in the CBF global certificate. The other permanent global certificate or certificates, to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of DTC's nominee Cede & Co. and is known as the "DTC global certificate", which will represent the bonds held by investors electing to hold bonds through financial institutions that are participants in DTC ("DTC participants"). The bonds are expected to be accepted for clearance and settlement through CBF and DTC on September 16, 2004.

        Together, the bonds represented by the CBF global certificate and the DTC global certificate will equal the total aggregate principal amount of the bonds outstanding at any time. When subsequent secondary market sales settle between the CBF and DTC clearing systems, such sales shall be recorded in the register and shall be reflected by respective increases and decreases in the CBF global certificate and the DTC global certificate.

        We will appoint Deutsche Bank Frankfurt as the registrar for the bonds. Deutsche Bank Frankfurt as CBF accountholder provides the link between CBF and DTC through DBTCA.

        Owners of legal co-ownership interests in the CBF global certificate or of beneficial interests in the DTC global certificate will not be entitled to have bonds registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual bonds.

        The CBF global certificate has been assigned an ISIN number of DE 0002760949 and a common code number of 020095075. The DTC global certificate has been assigned a CUSIP number of 500769 AV6.

Payments

        As described under "Description of the bonds—Registrar and paying agent", Deutsche Bank Frankfurt will act as our initial paying agent for the bonds. Principal and interest payments on the bonds will be made by us through the paying agent to CBF in euro and to the registered holder of the DTC global certificate in U.S. dollars or euro as set forth under "Description of the bonds—Payments". Any DTC bondholder shall receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro as set forth under "Description of the bonds—Payments". All payments duly made by us to CBF and to, or to the order of, the registered holder of the DTC global certificate, shall discharge our liability under the bonds to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in the DTC global certificate. Payments by DTC participants and indirect DTC participants (as defined under "—The clearing systems—DTC" below) to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the CBF global certificate and payments to holders of interests therein.

The clearing systems

CBF

        CBF is incorporated under the laws of the Federal Republic of Germany and acts as a specialized depositary and clearing organization. CBF is subject to regulation and supervision by the Federal Institute for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht).

        CBF holds securities for its accountholders and facilitates the clearance and settlement of securities transactions between its CBF accountholders through electronic book-entry changes in securities accounts with simultaneous payment in euro in same-day funds. Thus, the need for physical delivery of certificates is eliminated.

        CBF provides to the CBF accountholders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing. CBF accountholders are banking institutions located in the Federal Republic of Germany including German branches of non-German financial institutions, and securities brokers or dealers admitted to a German stock exchange that meet certain additional requirements. Indirect access to CBF is available to others such as the lead managers (as defined in "Subscription and sale"), securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with CBF accountholders either directly or indirectly.

DTC

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants' accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of DTC participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

        Transfers of beneficial interests in bonds in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds from the paying agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations as set forth in "United States taxation".

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the bonds through DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

        The established procedures of DTC provide that (i) upon issuance of the bonds by us, DTC will credit the accounts of DTC participants designated by the lead managers (as defined in "Subscription and sale") with the principal amount of the bonds purchased by the managers, and (ii) ownership of interests in the DTC global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC global certificate is limited to such context.

CBL

        CBL is incorporated under the laws of Luxembourg. CBL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CBL participants through electronic book-entry changes in accounts of CBL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euro. CBL provides to CBL participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CBL interfaces with domestic markets in several countries. As a professional depositary, CBL is subject to regulation by the Luxembourg Monetary Institute.

        CBL participants are recognized financial institutions around the world, including managers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. Indirect access to CBL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CBL participant either directly or indirectly. Distributions with respect to bonds held beneficially through CBL will be credited to cash accounts of CBL participants in accordance with its rules and procedures.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in various currencies, including euro. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear operator is regulated and examined by the Belgian Banking Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator.

Global clearance and settlement procedures

Primary market

        The CBF global certificate and the DTC global certificate, respectively, will be delivered at initial settlement to CBF and DBTCA (as custodian for DTC), respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the bonds in euro unless otherwise arranged. See "Information on currency conversion and foreign exchange exposure—Currency conversion".

        Settlement procedures applicable to the domestic euro-denominated bond market will be followed for primary market purchasers which are CBF accountholders: bonds will be credited to their securities accounts on the settlement date against payment in euro in same-day funds. Settlement procedures applicable to euro-denominated eurobonds will be followed for primary market purchasers that are Euroclear or CBL participants: bonds will be credited to their securities accounts on the settlement date against payment in same-day funds.

        Primary market purchasers which are DTC participants can have their securities accounts with DTC credited with bonds (i) "free of payment" if they have arranged for payment in euro outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC's settlement system.

Secondary market

        The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the bonds in effect on the date hereof.

        Secondary market sales of bonds for settlement within each clearing system and between Euroclear and CBL participants. These sales will be settled in accordance with the rules and procedures established by that system. Settlement within CBF of regular sales at the stock exchanges in Frankfurt will be made on a two business-day basis. Sales to be settled within Euroclear or CBL and between Euroclear and CBL will normally settle on a three-day basis unless parties specify a different period, which may be as short as two days. DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC denominated in U.S. dollars can settle on a same-day basis; in the case of non-U.S. dollar denominated sales within DTC, the bonds can be delivered same-day, but payment will be made outside DTC.

        Secondary market sales between CBF accountholders and Euroclear or CBL participants. These trades normally settle on a three-day basis, unless parties specify a different period, which may be as short as two days.

        Secondary market sales from a DTC participant to a CBF accountholder or a Euroclear or CBL participant. Two days prior to a settlement, a DTC participant selling bonds to a CBF accountholder or a Euroclear or CBL participant will notify DBTCA of the settlement instructions and will deliver the bonds to DBTCA by means of DTC's Deliver Order procedures. DBTCA will send the settlement instructions to Deutsche Bank Frankfurt. One day prior to settlement, Deutsche Bank Frankfurt will enter delivery-versus-payment instructions into CBF for settlement through its CBF transfer account; the Euroclear or CBL participant will instruct its clearing system to transmit receipt-versus-payment instructions to CBF, and the CBF accountholder will transmit such instructions directly to CBF, with DBTCA as counterparty. On the settlement date, the DTC participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the bonds to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment—the CBF accountholder's or

CBL participant's securities account is credited same day value, the Euroclear participant's securities account is credited not later than the next day for the value settlement date, and Deutsche Bank Frankfurt causes the DTC participant's pre-specified euro account at Deutsche Bank Frankfurt to be credited for same day value, or any other euro account pre-specified by such DTC participant for value the next day.

        Secondary market sales from a CBF accountholder or a Euroclear or CBL participant to a DTC participant. Two days prior to settlement, a DTC participant will send Deutsche Bank Securities Corporation, Securities Operations, acting as processing agent for DBTCA, the details of the transaction for transmittal to Deutsche Bank Frankfurt and instruct its bank to fund Deutsche Bank Frankfurt's euro account one day prior to settlement.

        A Euroclear or CBL participant will instruct its clearing system no later than one day prior to settlement to transmit delivery-versus-payment instructions to CBF, and a CBF accountholder will transmit one day prior to settlement such instructions directly to CBF, naming Deutsche Bank Frankfurt as counterparty with further credit to DTC. At the same time (i.e., one day prior to settlement), Deutsche Bank Frankfurt will transmit settlement to CBF.

        On the settlement day, upon settlement of the trade in CBF, Deutsche Bank Frankfurt will inform DBTCA of such settlement; the DTC participant will initiate a DWAC deposit transaction for DBTCA to approve, resulting in a deposit of bonds in the DTC participant's securities account same day value. The CBF accountholder or a Euroclear or CBL participant's accounts are credited with the sales proceeds same day value.

        Settlement in other currencies between the DTC and CBF systems is possible using free-of-payment transfers to move the bonds, but funds movements will take place separately.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency conversion

        Initial purchasers are required to pay for the bonds in euro. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into euro to enable U.S. purchasers to pay for the bonds. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the bonds. See also "—Foreign exchange exposure". For the specific payment procedures in connection with the payments to be made by KfW under the bonds, see "Description of the bonds—Payments".

Foreign exchange exposure

        For U.S. investors whose financial activities are denominated principally in U.S. dollars, an investment in the bonds entails certain risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include the possibility of changes in the rate of exchange between the U.S. dollar and the euro, and the possibility of the imposition of foreign exchange controls by either the United States or the European Central Bank. In recent years, the exchange rate between the U.S. dollar and the euro has fluctuated. Fluctuations in the exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the exchange rate that may occur during the term of the bonds. Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of a bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of such bond and generally in the U.S. dollar-equivalent market value of such bond, while appreciation of the euro would have the opposite effects.

        The member states of the European Union that introduced the euro on January 1, 1999 were selected by the European Council in May 1998. The relative strength or weakness of the euro is dependent upon, among other things, economic developments in such participating member states.

SUBSCRIPTION AND SALE

        BNP Paribas, Goldman Sachs International and Nomura International plc (together, the "lead managers") and the other managers named below (together with the lead managers, the "managers") will, pursuant to a subscription agreement expected to be dated September 13, 2004 (the "subscription agreement"), severally and not jointly agree with us to subscribe and pay for the principal amount of the bonds set forth opposite their respective names below at 99.819% of their principal amount less a combined commission of 0.075% of such principal amount. Under the terms and conditions of the subscription agreement, the managers will be committed to take and pay for all of the bonds, if any are taken. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the bonds. The managers propose to offer the bonds in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part through dealers less a concession of 0.075%. After the initial public offering, the price to public and concession may be changed.

Managers	Principal amount of bonds
BNP Paribas	€1,500,000,000
Goldman Sachs International	1,500,000,000
Nomura International plc	1,500,000,000
ABN AMRO Bank N.V.	50,000,000
Barclays Bank PLC	50,000,000
CCF	50,000,000
Citigroup Global Markets Limited	50,000,000
Credit Suisse First Boston (Europe) Limited	50,000,000
Deutsche Bank Aktiengesellschaft	50,000,000
Dresdner Bank Aktiengesellschaft	50,000,000
Lehman Brothers International (Europe)	50,000,000
The Royal Bank of Scotland plc	50,000,000
UBS Limited	50,000,000

Total	€5,000,000,000

        The bonds will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers.

        Each manager will acknowledge the fact that no selling prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz) of September 9, 1998 (as amended) has been and will be registered and published in the Federal Republic of Germany. Each Manager will represent and agree that it has not offered and sold and will not offer and sell any bonds in the Federal Republic of Germany otherwise than in accordance with the provisions of the Securities Sales Prospectus Act.

        Each manager will represent and agree that: (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell, any bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of such bonds in circumstances in which section 21(1) of the FSMA does not apply to KfW; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

        Each manager will agree that in connection with any distribution of the bonds in the United States such manager will comply with and cause any of its affiliates which offers or sells bonds in the United States to comply with applicable United States law.

        Each manager will acknowledge and agree that it will not offer or sell any bonds directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Each manager will represent and agree that it has not offered or sold, and has agreed not to offer or sell any bonds, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager will also represent and agree that it will send to any dealer who purchases from it any bonds a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such bonds in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any such bonds a notice to the foregoing effect.

        Each manager will acknowledge and agree that (1) it has not offered or sold, and will not offer or sell, the bonds by means of any document, to persons in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, invitation or document relating to the bonds in Hong Kong other than with respect to bonds intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

        The offering of the Bonds has not been registered pursuant to the Italian securities legislation and, accordingly, each manager will acknowledge and agree that it has not offered or sold, and will not offer or sell any bonds in the Republic of Italy in a solicitation to the public and that sales of the bonds in the Republic of Italy shall be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations. In any case, the bonds will not be sold, either in the primary or secondary market to individuals residing in the Republic of Italy. Each of the managers will also represent and agree that it has not and will not offer, sell or deliver any bonds or distribute any of the disclosure documents (as defined in the subscription agreement) or any other document relating to the bonds in the Republic of Italy except to "Professional Investors", as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1st July 1998 ("Regulation No. 11522"), as amended, pursuant to Articles 30.2 and 100 of Legislative Decree No. 58 of 24th February 1998 ("Decree No. 58"), or in any other circumstances where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14th May 1999 applies, provided however, that any such offer, sale or delivery of bonds or distribution of copies of any of the disclosure documents (as defined in the subscription agreement) or any other document relating to the bonds in the Republic of Italy must be: (A) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1st September 1993 ("Decree No. 385"), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations; (B) in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia, on the amount of the issue and the characteristics of the securities, applies; and

(C) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Each manager will acknowledge and agree that it has not offered, sold or delivered and will offer not offer, sell or deliver the bonds in a manner which has given or would give rise to any obligation on the part of KfW to comply with any filing, notification or similar regulatory requirement in any jurisdiction.

        Each manager will acknowledge that (other than in the United States of America) no action has been or will be taken in any jurisdiction by (i) the managers that would permit a public offering of the bonds, or (ii) KfW that would permit any offering of the bonds, or possession or distribution of any of the disclosure documents (as defined in the subscription agreement) or any other offering material, in any jurisdiction where action for those purposes is required. Each manager will comply with all applicable laws in each jurisdiction in which it purchases, offers, sells or delivers bonds or has in its possession or distributes any disclosure document or any other offering material.

        The subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may, after consultation with us, terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the bonds or dealing in the bonds in the secondary market.

        The bonds are a new issue of securities with no established trading market. Application has been made to list the bonds on the Frankfurt Stock Exchange. We have been advised by the lead managers that they intend to make a market in the bonds. The lead managers and certain other managers have agreed to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the bonds.

        In connection with this offering of bonds, Nomura International plc or its affiliates may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Nomura International plc or its affiliates of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

        Nomura International plc may also impose a penalty bid. This occurs when a particular manager repays to Nomura International plc a portion of the underwriting discount received by it because Nomura International plc or its affiliates have repurchased bonds sold by or for the account of such manager in stabilizing or short covering transactions.

        These activities by Nomura International plc or its affiliates may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Nomura International plc or its affiliates at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We will agree to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The lead managers have agreed to bear certain expenses of the issuance of the bonds.

        It is expected that delivery of the bonds will be made against payment on or about the date specified in the penultimate paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser has traded or wishes to trade bonds on the date of pricing of the bonds or the next succeeding business day thereafter, it will be required, by virtue of the fact that the bonds will initially settle on the fifth business day following the date of pricing of the bonds, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who have traded or wish to trade the bonds on the date of pricing of the bonds or the next succeeding business day should consult their own advisor.

VALIDITY OF THE BONDS

        The validity of the bonds will be passed upon on behalf of KfW by the legal department of KfW, and on behalf of the managers by Hengeler Mueller, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York.

FURTHER INFORMATION

        Further information concerning the bonds and concerning KfW and the Federal Republic of Germany may be found on file with the Securities and Exchange Commission, as described in greater detail in the prospectus under the heading "Where you can find more information."

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

Debt Securities

Guaranteed Unconditionally
as to Principal, Premium, if any, and
Interest by
KfW, Frankfurt/Main, Federal Republic of Germany

        Kreditanstalt für Wiederaufbau, also known as KfW, an institution organized under public law of the Federal Republic of Germany, and KfW International Finance Inc., a Delaware corporation, also known as KfW Finance, may each from time to time offer debt securities. The securities may consist of notes or bonds. The securities issued by KfW may also, at the option of KfW, be exchangeable for other debt securities or for equity securities owned directly or indirectly by KfW in other entities. The securities will be unconditional obligations of either KfW or KfW Finance. Securities that are offered and sold by KfW Finance will be guaranteed unconditionally, as to principal, premium, if any, and interest by KfW.

        Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the securities will also benefit from a statutory guarantee of the Federal Republic.

        For each offer and sale of securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 8, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. When we filed the registration statement, we used a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before you invest.

WHERE YOU CAN FIND MORE INFORMATION

        KfW and KfW Finance together file an Annual Report on Form 18-K with the SEC. This report includes financial, statistical and other information concerning KfW, KfW Finance and the Federal Republic of Germany. You can inspect and copy this annual report at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of this report at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings made after November 4, 2002 are also available online through the SEC's EDGAR electronic filing system. Access to EDGAR can be found on the SEC's website, www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC until we sell all of the securities.

  •
  Annual Report on Form 18-K of KfW and KfW Finance for the year ended December 31, 2001;

  •
  Amendment No. 1 to Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2001, filed on December 20, 2002.

        You may request a copy of these filings at no cost by writing Deutsche Bank Trust Company Americas ("DBTCA"), 100 Plaza One, Jersey City, NJ 07311.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

APPLICATION OF PROCEEDS

        The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business. The net proceeds from the sale of securities offered by KfW Finance will be loaned to KfW for use in KfW's general business.

KREDITANSTALT FÜR WIEDERAUFBAU

        KfW was established in 1948 as a public law institution (Körperschaft des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic, to distribute and lend funds of the European Recovery Program, also known as the Marshall Plan. Today, having expanded and internationalized, KfW conducts its business in four principal areas:

  •
  domestic investment finance;

  •
  export and project finance;

  •
  promotion of developing countries (financial cooperation); and

  •
  advisory and other services.

        In its domestic investment finance business, KfW extends loans principally to German commercial banks, for use in providing loans to small and medium-sized companies ("SMEs") in Germany, as well as for housing-related loans, project financing for domestic industry, and financing for other government policy objectives such as communal infrastructure and environmental protection. Over the last two years, KfW has increasingly extended loans to commercial banks elsewhere in Europe to provide loans to SMEs. To a much lesser extent, KfW also provides grants and guarantees in support of its lending activities as part of its domestic investment finance business. In its export and project finance business, KfW extends loans directly to foreign buyers of German capital goods and finances large scale projects, especially in the areas of aircraft, telecommunications equipment, industrial goods, power and energy, environmental technology, ship export finance, land based transportation and airports and harbors. In its financial cooperation business, KfW provides financial assistance to developing countries in the form of loans and grants funded by the Federal Republic and KfW itself. KfW's advisory and other services include a wide range of different activities, including the provision of information and advisory services on promotional programs available in Germany, the coordination of economic advice in Central and Eastern Europe, certain privatization initiatives of the Federal Government and the handling of a number of tasks resulting from Germany's reunification.

        As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

        KfW is organized under the Law Concerning the Kreditanstalt für Wiederaufbau, or the KfW Law, as a public law institution with unlimited duration. Its offices are located at Palmengartenstrasse 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW's telephone number is 011-49-69-74310. KfW also maintains a branch office in Berlin and a liaison office to the European Union in Brussels.

Relationship with the Federal Republic

        Ownership.    The Federal Republic holds 80% of KfW's capital and the German federal states (the "Länder") hold the remaining 20%. Shares in KfW's capital may not be pledged or transferred to entities other than the Federal Republic and the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder. Pursuant to the German Fourth Financial Markets Promotion Act (Viertes Finanzmarktförderungsgesetz), KfW increased its statutory capital from the equivalent of DM 1 billion to €3,750 million, as of July 1, 2002. To effect this capital increase, KfW reclassified a portion of its reserves into statutory capital.

        Guarantee of the Federal Republic.    The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1A). Under this statutory guarantee, if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under its guarantee of securities issued by KfW Finance when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic's obligation under this statutory guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW's guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the guarantee of the Federal Republic, please see the discussion under the heading entitled "Responsibility of the Federal Republic for KfW—Guarantee of the Federal Republic" in this prospectus.

        Institutional Liability ("Anstaltslast").    Under the German administrative law principle of Anstaltslast the Federal Republic has an institutional liability to KfW that requires the Federal Republic to safeguard KfW's economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW's obligations, including its obligations to the holders of securities issued by it or issued under KfW's guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.

        Understanding with the European Commission.    Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the statutory guarantee of the Federal Republic of Germany will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW's role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with EU prohibitions against state aid. During 2001 the European Commission had expressed its preliminary view that KfW's activities in certain areas may not be compatible with those prohibitions.

        In the area of export and project finance, the understanding with the Commissioner requires KfW to transfer to an independent subsidiary that portion of such export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. The legislative basis for, and the resolutions regarding, the establishment of such subsidiary and the transfer of such export and project financing must be adopted by March 31, 2004 and the transfer of such activities to the subsidiary must be effected by December 31, 2007. KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefit of Anstaltslast or the statutory guarantee. KfW plans to develop business models for the creation of an independent subsidiary and to prepare for the establishment of such a subsidiary. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

  •
  Implementation of international promotional programs, such as the interest rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus).

  •
  Participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist.

  •
  Participation in projects deemed to be in the interest of the EU, such as the Trans-European networks in the areas of transport, telecommunications and energy infrastructure.

        In connection with the understanding, the Commissioner has also requested the formulation of a more precise statement as to the scope of KfW's promotional activities than is currently contained in the KfW Law. Accordingly, revisions to the KfW Law are planned, with the goal of providing greater transparency. These revisions are required to be completed by March 31, 2004. In adopting new programs, KfW will have to abide by the new provisions in the KfW Law that result from the understanding.

        In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission has transformed the understanding into a decision of the Commission. The Federal Republic formally accepted the decision with respect to the understanding.

        Supervision.    KfW is generally exempt from the requirements of the German Banking Act (Kreditwesengesetz). Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW's compliance with applicable laws and KfW's by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Management or the Board of Directors of KfW.

        KfW's overall activities are supervised by its Board of Directors, which is composed of seven federal ministers, five appointees of the upper house of Parliament (Bundesrat) and representatives of various sectors and institutions of the German economy.

KfW INTERNATIONAL FINANCE INC.

        KfW Finance is a wholly owned subsidiary of KfW and was incorporated in the State of Delaware in June 1988 for the sole purpose of issuing and selling debt securities and transferring the net proceeds of such sales to KfW. KfW Finance has nominal equity capital and operates under arrangements with KfW which provide that KfW will indemnify KfW Finance for any expenses or liabilities that it incurs in connection with the issuance of such securities.

DESCRIPTION OF SECURITIES AND KfW GUARANTEE

        The following briefly summarizes the terms and conditions of the securities offered by KfW and KfW Finance as separate series of notes or bonds from time to time, the KfW guarantee, the agency agreement in respect of securities issued by KfW, and the fiscal agency agreement or agreements in respect of securities issued by KfW Finance (together, the "agency agreements"). Copies of the forms of the securities and the forms of the agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

Description of Securities of KfW

General

        KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

        The prospectus supplement that relates to your securities will specify the following terms:

  •
  the title of the securities;

  •
  the aggregate principal amount, and any limitation of that amount, of the securities;

  •
  the denominations in which KfW may issue the securities;

  •
  the currency or currencies of such denominations and the currency in which payments will be made;

  •
  the price at which the securities will be issued, expressed as a percentage of their principal amount;

  •
  the maturity date or dates of the securities;

  •
  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

  •
  the dates on which KfW must pay interest;

  •
  where and how KfW will pay principal, premium, if any, and interest on the securities;

  •
  whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

  •
  whether and in what circumstances KfW's obligations under the securities may be terminated;

  •
  whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

  •
  whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

  •
  the exchange or exchanges, if any, on which KfW will apply to have the securities listed; and

  •
  any other terms of the securities.

        The prospectus supplement that relates to your KfW securities will also describe special United States federal income tax, German income tax and other considerations that apply to your securities, if any.

        KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

        There will be a registrar and paying agent, generally referred to as the "paying agent", for KfW in connection with the KfW securities. The duties of the paying agent will be governed by the agency agreement. KfW may replace the paying agent and may appoint a different paying agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the paying agent. The paying agent is KfW's agent. The paying agent is not a trustee for the holders of KfW's securities and does not have a trustee's responsibilities or duties to act for them in the way a trustee would.

        The paying agent will maintain a registrar at an office in Frankfurt am Main, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

        Principal of, premium, if any, and interest on your securities will be payable at the place or places and in the currency or currencies as are designated by KfW and as set forth in the applicable prospectus supplement.

        There will be no "gross-up" provision which would require additional payments to be made in respect of the securities in the event that German withholding taxes are imposed.

Rank of Securities

        The securities will not be secured by any of KfW's property or assets and will not be subordinated to any of KfW's other general obligations. The securities will therefore rank equally with each other and with all of KfW's other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

        The agency agreement and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

        Any action or legal proceedings arising out of or in connection with the securities can only be brought in the District Court (Landgericht) in Frankfurt am Main.

Description of Securities of KfW Finance

General

        KfW Finance's securities may be denominated in U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW Finance may issue its securities in one or more series as it may authorize from time to time. This section summarizes the terms of the securities that are common to all series of the securities offered by KfW Finance. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW Finance securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

        The prospectus supplement that relates to your securities will specify the following terms:

  •
  the title of the securities;

  •
  the aggregate principal amount, and any limitation of that amount, of the securities;

  •
  the denominations in which KfW Finance may issue the securities;

  •
  the currency or currencies of denominations and the currency in which payments will be made;

  •
  the price at which the securities will be issued, expressed as a percentage of their principal amount;

  •
  the maturity date or dates of the securities;

  •
  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which the rate or rates will be calculated;

  •
  the dates on which KfW Finance must pay interest;

  •
  where and how KfW Finance will pay principal, premium, if any, and interest on the securities;

  •
  whether and in what circumstances the securities may or must be redeemed or repaid before maturity, in addition to the redemption terms described below in this prospectus under the heading "Redemption at the Option of KfW Finance";

  •
  the exchange or exchanges, if any, on which KfW Finance will apply to have the securities listed;

  •
  whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

  •
  any sinking fund provisions;

  •
  whether the securities will be issued in bearer form with interest coupons attached, if any, or in registered form without interest coupons, or both, and any restrictions on the exchange of one form for another; and

  •
  any other terms of the securities.

        Your prospectus supplement will also describe special United States federal income tax and other considerations that apply if your KfW Finance securities are issued in bearer form or if principal or interest payments on your securities are determined by reference to any index.

        KfW Finance may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

        There will be a fiscal agent or agents for KfW Finance in connection with the KfW Finance securities. The duties of the fiscal agent will be governed by the agency agreement. KfW Finance may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. KfW Finance and KfW may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is KfW Finance's agent. The fiscal agent is not a trustee for the holders of KfW Finance's securities and does not have a trustee's responsibilities or duties to act for them in the way a trustee would.

        KfW Finance will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

        Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW Finance and as set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person's address appearing on the register of securities. Interest on any securities in bearer form will be payable by check upon surrender of any applicable coupon at the offices or agencies of the fiscal agent or any such other paying agent outside of the United States as KfW Finance may designate from time to time, as long as prior to the first actual payment of interest, the required certification of non-U.S. beneficial ownership has been delivered (as further described in the prospectus supplement).

        No payment of interest on bearer securities will be made at the corporate trust office of the fiscal agent in the United States or at any other paying agency maintained by KfW Finance in the United States, nor will any such payment be made by mail to an address in the United States or by transfer to an account maintained by a holder with a bank in the United States. Nevertheless, payments of principal of and premium and interest on bearer securities denominated and payable in U.S. dollars will be made in the United States if, but only if, payment of the full amount in U.S. dollars at each office of the fiscal agent and of each paying agent outside of the United States appointed and maintained by KfW Finance is illegal or effectively precluded by exchange controls or other similar restrictions. If bearer securities are issued, KfW Finance will designate the offices of at least one paying agent outside the United States as the location at which interest on the bearer securities will be paid.

Rank of Securities

        The securities will not be secured by any of KfW Finance's property or assets. The securities will rank equally with each other, without any preference by reason of priority of date of issue or currency of payment or otherwise, with all of KfW Finance's other unsecured loan indebtedness.

Loans to KfW

        KfW Finance will lend the proceeds from the sale of each series of securities offered by KfW Finance to KfW. KfW will agree to make payments to KfW Finance on each loan relating to securities in the amounts and prior to the times of the required payments of the principal of and premium, if any, and interest on the securities.

Additional Amounts

        If any present or future German tax, assessment or governmental charge is imposed upon or as a result of payments of principal of, or premium, if any, or interest on the notes, then KfW Finance will pay you additional amounts so that you will receive the same net amount after deducting or withholding for these taxes, assessments or governmental charges that you would have received had none of these amounts been deducted or withheld, unless:

  •
  you are liable for these taxes on your notes because you have some present or former connection with the Federal Republic of Germany other than merely receiving principal of, premium, if any, or interest on the notes or owning or holding them;

  •
  the only reason these taxes were imposed was because you presented your notes for payment more than 15 days after the date on which the payment first became due and payable or the date on which payment was duly provided for, whichever occurred later;

  •
  these taxes were imposed because you failed to comply with any certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with the Federal Republic of Germany, and such compliance is required by statute or by regulation as a precondition to exemption from such tax;

  •
  these taxes are estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or governmental charge;

  •
  these taxes are payable other than by deduction or withholding from any payment of principal or interest;

  •
  these taxes are required to be withheld by any paying agent from a payment on the notes and such payment can be made without such withholding by any other paying agent;

  •
  these taxes are imposed pursuant to: any European Union directive on the taxation of savings implementing or derived from the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (any such directives, collectively, the "EU Tax Directive"); any law implementing or complying with, or introduced in order to conform to, the EU Tax Directive; or

  •
  if the EU Tax Directive is adopted, (x) any international agreement to which the Federal Republic of Germany or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Tax Directive, or (y) any law implementing or complying with, or introduced in order to conform to, such an agreement.

        KfW Finance will not pay any additional amounts if the registered holder of a note is a fiduciary, partnership or any person other than the sole beneficial owner of any payment and a beneficiary or settlor with respect to a fiduciary, a member of a partnership or the beneficial owner of that payment would not have been entitled to the additional amounts if it had been the registered holder of the note. For further discussion of additional amounts, please see the discussion under the heading "Federal Republic Taxation" below in this prospectus.

        There will be no additional amounts payable in respect of any present or future United States tax, assessment or governmental charge.

Redemption at the Option of KfW Finance

        If any German tax law or regulatory changes that take effect on or after the date of the prospectus supplement for your series of KfW Finance securities require KfW Finance to pay you additional amounts on or before the interest payment date, or if these changes require KfW to pay additional amounts to KfW Finance under the loan relating to your series or to you under the guarantee relating to your series or otherwise on or before the next interest payment date, KfW Finance may redeem all of the outstanding securities in your series. KfW Finance may only redeem your securities at a time when these conditions continue to exist. If KfW Finance decides to redeem your securities, it will give you at least 30 days' and no more than 60 days' prior written notice and will pay you 100% of the principal amount of your securities that are redeemed plus accrued interest to the redemption date.

Acceleration of Maturity

        The securities of any series will become due and payable at the option of the holder of the securities of the series if:

  •
  there has been a default in any interest payment on any security of the series when due that has continued for 30 days;

  •
  there has been a default in any payment of principal of any security of the series when due;

  •
  either KfW Finance or KfW defaults in the performance of any of its other covenants in the securities of the series and the fiscal agency agreement, and this default has continued for 60 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

  •
  there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW Finance, if that indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

  •
  there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW, in any case where (1) the aggregate amount of indebtedness with respect to which the default has occurred exceeds U.S.$10,000,000, or the equivalent in another currency, and (2) KfW is not contesting the default in good faith and by appropriate proceedings, if the indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement; or

  •
  certain events in bankruptcy, insolvency or reorganization of KfW Finance or KfW occur.

        If any of these events occur, the securities of that series will become due and payable upon written notice by the holders of the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.

        Neither KfW Finance nor KfW are required to give the fiscal agent periodic evidence that there is no default.

Assumption

        KfW or any of its wholly-owned subsidiaries may, with the consent of the German Ministry of Finance, assume all of KfW Finance's obligations relating to a series of securities by amending the fiscal agency agreement for that series. This may be done without the consent of the holders of the securities of that series. If the assumption is made by a wholly-owned subsidiary of KfW, KfW must guarantee that subsidiary's obligations and certain other conditions must be met.

Governing Law

        The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by KfW of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Federal Republic.

Consent to Service

        KfW will designate the fiscal agent as its authorized agent upon which process may be served in any action arising out of or based on the fiscal agency agreement and the KfW guarantee which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended. KfW is not entitled to sovereign immunity.

Description of KfW Guarantee

        KfW will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the securities offered by KfW Finance, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KfW

        Guarantee of the Federal Republic.    As discussed under "Kreditanstalt für Wiederaufbau—Relationship with the Federal Republic—Guarantee of the Federal Republic", under the statutory guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or to make any payment required to be made under the KfW guarantee, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.

        The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its statutory guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

        The Federal Republic may be sued in the courts of the Federal Republic, without any public official's or authority's consent to bring proceedings or obtain judgment against the Federal Republic.

        Institutional Liability ("Anstaltslast").    As discussed under "Kreditanstalt für Wiederaufbau—Relationship with the Federal Republic—Institutional Liability" ("Anstaltslast"), under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW's obligations.

        The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties, such as its obligations to the holders of securities under the KfW guarantee. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW's obligations, including KfW's obligations to the holders of securities under the KfW guarantee, are fully backed by the credit of the Federal Republic.

DEBT RECORD

        Neither KfW nor KfW Finance nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

        The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW and KfW Finance. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

        Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Tax Residents

        Payments of interest on the securities, including interest having accrued up to the sale of a security and credited separately ("Accrued Interest") to persons who are tax residents of the Federal Republic (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in the Federal Republic) are subject to German personal or corporate income tax (plus solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest is also subject to trade tax if the securities form part of the property of a German trade or business. Accrued Interest paid upon the acquisition of a security may give rise to negative income if the security is held as a non-business asset.

        Upon maturity of a security the initial subscriber to a security derives, in addition to, or, as in the case of a zero coupon security, instead of the current interest on the security, taxable investment income in an amount equal to the difference between the issue price of the security and the redemption amount ("Original Issue Discount"), in the case of securities held as non-business assets, however, only if the Original Issue Discount exceeds certain thresholds. Provided that the security can be classified as a financial innovation (Finanzinnovation) under German tax law, including zero coupon securities, floating rate securities or discounted securities, and is purchased or disposed of while outstanding, or redeemed at maturity, the Original Issue Discount (provided the holder of the security gives proof of the applicable yield to maturity) to the extent attributable to the period over which the holder has held the security minus interest, including Accrued Interest, already taken into account or, alternatively, the difference between the proceeds from the disposition assignment or redemption and the purchase price is subject to personal or corporate income tax in the year of the disposition assignment or maturity of the security. If, however the securities form part of the property of a German trade or business, in each year the part of the Original Issue Discount attributable to such year as well as interest accrued must be taken into account proportionately as interest income and may also be subject to trade tax. Where the security is expressed in a currency other than the Euro, the difference referred to in the sentence before the immediately preceding sentence is first computed as the difference between the foreign-currency denominated proceeds and the foreign-currency denominated price and then translated into Euros.

        Capital gains from the disposition of a security, other than income from Original Issue Discount exceeding certain thresholds, as defined above, are only taxable to a German tax-resident individual if the securities are disposed of within one year after their acquisition or form part of the property of a German trade or business, in which case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of securities will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax.

        If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent") a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the securities qualify as financial innovations, as explained above, and are kept in a custodial account, which the security holder maintains with a Disbursing Agent such Agent will generally withhold tax at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon) from interest payments, Accrued Interest as well as from the positive difference between the redemption amount or proceeds from the disposition or assignment and the issue or purchase price of the securities if the security has been kept in a custodial account with such Agent since the time of issuance or acquisition, respectively, and will first compute such difference, where the security is expressed in a currency other than the Euro, as the difference between the foreign-currency denominated proceeds and the foreign-currency denominated price and will then translate such difference into Euros. If the security has not been kept in the custodial account since its issuance or acquisition the 30% withholding tax is applied to 30% of the amounts paid in partial or final redemption of the securities or the proceeds from the disposition or assignment of the securities, respectively.

        In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a security to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a security is an individual (i) whose security does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the security has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

        If the securities are not kept in a custodial account with a Disbursing Agent the withholding tax will apply at a rate of 35% of the gross amount of interest paid by a Disbursing Agent upon presentation of a coupon (whether or not presented with the security to which it appertains) to a holder of such coupon (other than a non-German financial or financial services institution). In this case proceeds from the disposition or redemption of a coupon, and if the securities qualify as financial innovations 30% of the proceeds from the disposition, assignment or redemption of a security, will also be subject to withholding tax at a rate of 35%. Where the 35% withholding tax applies no Accrued Interest paid can be taken into account in determining the withholding tax base. Again solidarity surcharge at a rate of 5.5% of the withholding tax applies so that the total tax burden to be withheld is 36.925%.

        Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

Nonresidents

        Interest, including Accrued Interest and Original Issue Discount, and capital gains derived by persons who are not tax residents of the Federal Republic are not subject to German taxation, unless (i) the securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in the Federal Republic by the security holder or (ii) the interest income otherwise constitutes income taxable in Germany (such as income from the letting and leasing of certain German-situs property). In the latter case a tax regime similar to that explained above under the heading "— Tax Residents" applies; capital gains from the disposition of securities are, however, only taxable in the case of (i).

        Nonresidents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above under the heading "— Tax Residents".

Inheritance and Gift Tax

        No inheritance or gift taxes with respect to any security will arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German expatriates.

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax is not levied in the Federal Republic.

Proposed EU Savings Tax Directive

        On December 13, 2001, the Council of the European Union approved a new draft directive regarding the taxation of savings income. It is proposed that each EU Member State under its domestic law requires paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its EU Member State of establishment details of the payment of interest (within the meaning of the directive) to an individual resident in another EU Member State. The competent authority of the EU Member State of the paying agent shall then communicate this information to the competent authority of the EU Member State of which the recipient is a resident. The proposed directive is to be implemented by the EU Member States by January 1, 2004. However, for a transitional period of seven years thereafter Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments at a rate of 15% for the first three years of the transitional period and of 20% thereafter. It is envisaged that the Council of the European Union will decide on a final text of the directive no later than December 31, 2002. However, since the adoption of the proposal is subject to certain non EU Member States and associated territories and dependencies of EU Member States also agreeing to supply information or imposing a withholding tax it is currently not possible to predict whether, when, or in what form the proposal will ultimately be adopted.

        Holders who are individuals should note that, if this proposal is adopted, KfW or KfW Finance will not pay additional amounts in respect of any withholding tax imposed as a result thereof.

UNITED STATES TAXATION

        This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as "notes". It is the opinion of Sullivan & Cromwell LLP, US counsel to the issuers. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a regulated investment company;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States person whose functional currency for tax purposes is not the US dollar.

        This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

        United States Holders.    This section describes the tax consequences to a "United States holder". A United States holder is a beneficial owner of a note that is:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this section does not apply to you, and you should see the sections entitled "United States Alien Holders (KfW Finance)" and "United States Alien Holders (KfW)" below for information that may apply to you.

        Payments of Interest.    Except as described below in the case of interest on a "discount note" that is not "qualified stated interest", each as defined later under "Original Issue Discount — General", you will be taxed on any interest on your note, whether payable in US dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes.

        Interest paid on, and original issue discount (as described later under "Original Issue Discount"), if any, accrued with respect to the notes that are issued by KfW constitute income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder.

        Cash Basis Taxpayers.    If you are a taxpayer that uses the "cash receipts and disbursements" method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

        Accrual Basis Taxpayers.    If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

        Original Issue Discount.    General. If you own a note, other than a note with a term of one year or less, referred to as a "short-term note", it will be treated as issued at an original issue discount and referred to as a "discount note", if the note's "stated redemption price at maturity" exceeds its "issue price" by more than a "de minimis amount". Generally, a note's "issue price" will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's "stated redemption price at maturity" is the total of all payments provided by the note that are not payments of "qualified stated interest". Generally, an interest payment on a note is "qualified stated interest" if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note.

        Your note will have "de minimis original issue discount" and will not be a discount note, if the amount by which its "stated redemption price at maturity" exceeds its "issue price" is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has "de minimis original issue discount", you must include it in income as stated principal payments are made on the note, unless you make the election described below under "Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

  •
  the amount of the principal payment made

        divided by:

  •
  the stated principal amount of the note.

        Inclusion of Original Issue Discount in Income.    Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, referred to as "OID", in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note, referred to as "accrued OID". You can determine the daily portion by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by:

  •
  multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

  •
  subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

        You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

  •
  adding your discount note's issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below), and then

  •
  subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.

        If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of OID allocable to the final accrual period is equal to the difference between:

  •
  the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

  •
  your note's adjusted issue price as of the beginning of the final accrual period.

        Acquisition Premium.    If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price (as determined above under "General"), the excess is "acquisition premium". If you do not make the election described below under "Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

  •
  the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

  •
  the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note's adjusted issue price.

        Pre-Issuance Accrued Interest.    An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

  •
  a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

  •
  the first stated interest payment on your note is to be made within one year of your note's issue date; and

  •
  the payment will equal or exceed the amount of pre-issuance accrued interest.

        If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

        Notes Subject to Contingencies Including Optional Redemption.    Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

  •
  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

  •
  one of such schedules is significantly more likely than not to occur.

        If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

        Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

  •
  in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

  •
  in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

        If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

        If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, referred to as a "change in circumstances", then, except to the extent that a portion of your note is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

        Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading "Inclusion of Original Issue Discount in Income", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

        If you make this election for your note, then, when you apply the constant-yield method:

  •
  the "issue price" of your note will equal your cost;

  •
  the issue date of your note will be the date you acquired it; and

  •
  no payments on your note will be treated as payments of qualified stated interest.

        Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under "Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

        Short-Term Notes.    In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

        When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

        Foreign Currency Discount Notes.    If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period in that foreign currency, and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

        Market Discount.    You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a "market discount note" if:

  •
  you purchase your note for less than its issue price (as determined above under "General"); and

  •
  your note's stated redemption price at maturity or, in the case of a discount note, the note's "revised issue price", exceeds the price you paid for your note by at least 1/4 of 1 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity.

        To determine the "revised issue price" of your note for these purposes, you generally add any OID that has accrued on your note to its "issue price".

        If your note's stated redemption price at maturity or, in the case of a discount note, its "revised issue price", does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes "de minimis market discount", and the rules that we discuss below are not applicable to you.

        If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

        If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

        Notes Purchased at a Premium.    If you purchase your note for an amount in excess of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, you may elect to treat the excess as "amortizable bond premium". If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note's yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. At the time your bond premium offsets your interest income, gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also "Election to Treat All Interest as Original Issue Discount".

        Purchase, Sale and Retirement of the Notes.    Your tax basis in your note will generally be the US dollar cost, as defined below, of your note, adjusted by:

  •
  adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note, and then

  •
  subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

        If you purchase your note with a foreign currency, the US dollar cost of your note will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your note will be the US dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on:

  •
  the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulation;

  •
  the date of disposition, if you are an accrual basis taxpayer; or

  •
  the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States holder that so elects) and the notes are traded on an established securities market, as defined in the applicable Treasury regulation.

        You will recognize capital gain or loss when you sell or retire your note, except to the extent:

  •
  described above under "Original Issue Discount — Short-Term Notes" or "Original Issue Discount — Market Discount,"

  •
  attributable to accrued but unpaid interest,

  •
  the rules governing contingent payment obligations apply, or

  •
  attributable to changes in exchange rates as described in the next paragraph.

        Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year and 18% for property held more than five years.

        You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

        Exchange of Amounts in Other Than US Dollars.    If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.

        Indexed Notes.    The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations.

        United States Alien Holders (KfW Finance).    This section describes the tax consequences to a "United States alien holder" of notes issued by KfW Finance. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  a foreign partnership; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder of notes issued by KfW Finance, this section does not apply to you.

        This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

        Under US federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

  •
  KfW Finance and its paying agents will not be required to deduct US withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest,

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote;

    •
    you are not a controlled foreign corporation that is related to KfW Finance through stock ownership; and

    •
    the US payor does not have actual knowledge or reason to know that you are a United States person and

    a.
    you have furnished to the US payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person,

    b.
    in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the US payor documentation that establishes your identity and your status as a non-United States person,

    c.
    the US payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

    i.
    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

    ii.
    a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

    iii.
    a US branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or US branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

    d.
    the US payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

    i.
    certifying to the US payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

    ii.
    to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

    e.
    the US payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations; and

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

        Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for US federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote at the time of death; and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

        United States Alien Holders (KfW).    This section describes the tax consequences to a United States alien holder of notes issued by KfW. If you are a United States holder of notes issued by KfW, this section does not apply to you.

        Payments of Interest.    Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from US federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

  •
  you have an office or other fixed place of business in the United States to which the interest is attributable; and

  •
  you derive the interest in the active conduct of a banking, financing or similar business within the United States.

        Purchase, Sale, Retirement and Other Disposition of the Notes.    You generally will not be subject to US federal income tax on gain realized on the sale, exchange or retirement of a note unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

        For purposes of the US federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting (KfW Finance)

        This section describes the backup withholding and information reporting relating to holders of notes issued by KfW Finance.

        United States Holders.    In general, if you are a noncorporate United States holder, KfW Finance and other payors may be required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the US Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        United States Alien Holders.    In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by KfW Finance and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—United States Alien Holders (KfW Finance)" are satisfied or you otherwise establish an exemption. However, KfW Finance and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  •
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

  •
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations, or

  •
  you otherwise establish an exemption.

        If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "US persons", as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

Backup Withholding and Information Reporting (KfW)

        This section describes the backup withholding and information reporting requirements regarding holders of notes issued by KfW.

        United States Holders.    If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

  •
  payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

  •
  the payment of proceeds from the sale of a note effected at a United States office of a broker.

        Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        United States Alien Holders.    If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  payments of principal and interest made to you outside the United States by KfW or another non-United States payor and

  •
  other payments of principal and interest, and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of notes issued by KFW will have the same tax treatment as payments of the proceeds from the sale of notes issued by KFW Finance described above.

PLAN OF DISTRIBUTION

        KfW and KfW Finance may each sell securities in any of three ways:

  •
  through underwriters or dealers,

  •
  directly to one or a limited number of institutional purchasers, or

  •
  through agents.

        Each prospectus supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW or KfW Finance, as the case may be, from the sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

        If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        KfW or KfW Finance may sell securities directly to one or more institutional purchasers, or through agents designated by KfW or KfW Finance from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by KfW or KfW Finance, as applicable, to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Limitations on sales to United States persons of securities in bearer form, if any, will be described in the relevant prospectus supplement.

        Under agreements entered into with KfW and KfW Finance, agents and underwriters may be entitled to indemnification by KfW and KfW Finance against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those liabilities. Agents and underwriters may engage in transactions with or perform services for KfW and KfW Finance in the ordinary course of business.

VALIDITY OF SECURITIES AND KfW GUARANTEE

        The validity of each series of securities issued by KfW will be passed upon on behalf of KfW by the legal department of KfW and on behalf of the underwriters by Hengeler Mueller, Frankfurt am Main.

        The validity of each series of securities issued by KfW Finance will be passed upon on behalf of KfW Finance by Sullivan & Cromwell LLP, New York, New York, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

        The validity of the KfW guarantee relating to the securities of such series issued by KfW Finance will be passed upon on behalf of KfW Finance by the legal department of KfW and by Sullivan & Cromwell LLP, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP and Hengeler Mueller.

        All statements in this prospectus with respect to the guarantee of the Federal Republic have been passed upon by the legal department of KfW, and are included upon its authority.

        As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the legal department of KfW and Hengeler Mueller, respectively. Robert M. Thomas, Jr. and David F. Morrison, partners of Sullivan & Cromwell LLP, serve as Vice Chairman of the Board of Directors and Assistant Secretary, and as Director, Vice President and Assistant Secretary, respectively, of KfW Finance.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

        The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KfW

        KfW is located in Germany and the members of the Board of Management and the Board of Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the United States Securities Act 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Dr. Axel Nawrath in his official capacity as Ministerialdirektor in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund and the Annual Report of the European Investment Bank, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

€5,000,000,000

3.00% Global Bonds due 2007

BNP PARIBAS
Goldman Sachs International
Nomura Securities

Prospectus Supplement

Dated September 13, 2004

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TABLE OF CONTENTS
USE OF PROCEEDS
RECENT DEVELOPMENTS
EXCHANGE RATE INFORMATION
MARKET INFORMATION
DESCRIPTION OF THE BONDS
CLEARING AND SETTLEMENT
INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE
SUBSCRIPTION AND SALE
VALIDITY OF THE BONDS
FURTHER INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
APPLICATION OF PROCEEDS
KREDITANSTALT FÜR WIEDERAUFBAU
KfW INTERNATIONAL FINANCE INC.
DESCRIPTION OF SECURITIES AND KfW GUARANTEE
Description of Securities of KfW
Description of Securities of KfW Finance
Description of KfW Guarantee
RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KfW
DEBT RECORD
FEDERAL REPUBLIC TAXATION
UNITED STATES TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES AND KfW GUARANTEE
LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC
ENFORCEMENT OF CIVIL LIABILITIES AGAINST KfW
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
OFFICIAL STATEMENTS AND DOCUMENTS